EXHIBIT (4)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No.: R-1	CUSIP No.: 59018YN23	PRINCIPAL AMOUNT:
1,500 Units, $10,000 principal amount per Unit ($15,000,000 aggregate principal amount)

MERRILL LYNCH & CO., INC.

Medium-Term Notes, Series C

Notes

Linked to the S&P® Diversified Trends Indicator Price Return Index due March 16, 2009

(the “Notes”)

ORIGINAL ISSUE DATE: March 13, 2008	STATED MATURITY: March 16, 2009	INDEX: S&P® Diversified Trends Indicator Price Return Index

INDEX PUBLISHER: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.	STARTING VALUE: 1,354.54	INTEREST PAYMENT DATES: June 14, 2008, September 14, 2008 December 14, 2008 and on the Stated Maturity

CALCULATION AGENT: Merrill Lynch International (unless otherwise specified)	DENOMINATIONS: $100,000 and integral multiples of $10,000 principal amount in excess thereof (each $10,000 principal amount, a “Unit”)	SPECIFIED CURRENCY: United States dollar (unless otherwise specified)

DEFAULT RATE: The current Federal Funds Rate, reset daily, as defined under OTHER PROVISIONS below	INDEX BUSINESS DAY: Any day on which the New York Stock Exchange (“NYSE”) is open for trading which is also a London

Banking Day (as defined below), and on which the Index or any Successor Index (as defined below) is calculated and published.

OTHER PROVISIONS:

“Federal Funds Rate” means:

(1)	the rate with respect to a particular interest determination date displayed on Reuters or any successor service on page FEDFUNDS1 under the heading “EFFECT” or any other page as may replace page FEDFUNDS1 on that service (“Reuters Page FEDFUNDS1”), or

(2)	if the rate referred to in clause (1) does not appear on Reuters Page FEDFUNDS1 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the Business Day (as defined below) following that interest determination date, or

(4)	if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular interest determination date.

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the Redemption Amount (as defined below) per Unit on the Stated Maturity.

Payment or delivery of the Redemption Amount and any interest on any overdue amount thereof with respect to this Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Payment on the Stated Maturity

On the Stated Maturity, a Holder shall receive a cash payment per Unit equal to the Redemption Amount per Unit. The “Redemption Amount” per Unit of this Note shall be determined by the Calculation Agent and shall equal the $10,000 principal amount per Unit multiplied by the greater of:

(i)    0; and

(ii)    [100% + (300% × Final Return)].

The “Final Return” shall equal:

Index Return – Fees.

The “Index Return” shall equal:

(	Ending Value	)	–1
Starting Value

The “Ending Value” shall equal the closing level of the Index on the Valuation Date (as defined below), provided that if a Market Disruption Event (as defined below) occurs on that date, then the Ending Value shall equal the closing level of the Index determined on the next scheduled Index Business Day (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances).

The “Valuation Date” shall be March 4, 2009.

The “Fees” shall equal:

1.6% ×	(	D	)	,
365

where “D” equals the number of days from and including March 3, 2008 to and including the Valuation Date.

Payments of Interest on Interest Payment Dates

Unless earlier redeemed, the Company shall pay interest on this Note in cash quarterly in arrears on the Interest Payment Dates. This Note shall accrue interest at a rate equal to the Interest Payment Rate (as defined below) from and including March 13, 2008, or from and including the most recent Interest Payment Date to which interest has been paid, to but excluding the next succeeding Interest Payment Date or Early Redemption Date (as defined below), as the case may be (each, an “Interest Payment Period”); provided, however, that if an Interest Payment Date falls on a day that is not a Banking Business Day (as defined below) (other than the Interest Payment Date that is also the Stated Maturity or Early Redemption Date), that Interest Payment Date shall be postponed to the next Banking Business Day except that if such next Banking Business Day is in a different month, then that Interest Payment Date shall be the immediately preceding day that is a Banking Business Day.

The Company shall pay interest to the persons in whose names the Notes are registered at the close of business on the immediately preceding March 1, June 1, September 1, and December 1, respectively, whether or not a Business Day, except with respect to the final payment of interest on the Stated Maturity, which shall be paid to Holders to whom the Redemption Amount is payable. Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest shall accrue quarterly on the Notes, at a rate equal to:

(3-Month LIBOR– 0.12%) ×	(	Days	)	;
360

where “Days” equals the number of calendar days during such Interest Payment Period (the “Interest Payment Rate”). The determination of the Interest Payment Rate applicable to any Interest Payment Period shall be made on the second London Banking Day (as defined below) immediately preceding the first day of the applicable Interest Payment Period.

If the Stated Maturity or Early Redemption Date falls on a day that is not a Business Day, the Company shall make the required payment of principal, and interest on the next succeeding Business Day, and no additional interest on such payment shall accrue for the period from and after the Stated Maturity.

“Business Day” means any day on which the NYSE is open for trading and that is also a London Banking Day.

“Banking Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York and that is also a London Banking Day.

“London Banking Day” means a day on which commercial banks are open for business, including dealings in U.S. dollars, in London.

Early Redemption

If on any date from and including the Original Issue Date and to but excluding the Valuation Date, the closing level of the Index is equal to or less than 85% of the Starting Value of the Index on any Index Business Day (as such, an “Early Redemption Date”) (an “Early Redemption Event”), then this Note shall be redeemed by the Company. If an Early Redemption Event occurs, then the Company shall pay Holders of this Note the Redemption Amount per Unit, plus any accrued and unpaid interest on this Note, provided, however, that the Valuation Date shall be accelerated to the Index Business Day immediately following such Early Redemption Date (the “Early Redemption Valuation Date”) and the Stated Maturity shall be accelerated to the fifth scheduled Index Business Day following the Early Redemption Valuation Date. In the event of Early Redemption Event, the Redemption Amount per Unit payable on this Note shall be calculated as if such Early Redemption Valuation Date was the Valuation Date.

Determination of 3-Month LIBOR

Each 3-Month London Inter-Bank Offer Rate (“3-Month LIBOR”) used to calculate the Interest Payment Rate shall be determined as of the relevant calendar day as follows:

•

the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three month period, that appears on Bloomberg Page “US0003M <Index>” in the Bloomberg Professional Service (or any other page that may replace page “US0003M<Index>” on the Bloomberg Professional Service or a successor service, in each case, for the purpose of displaying London interbank offered rates of major banks), as of 11:00 a.m., London time, on the second London Banking Day immediately preceding the first day of such Interest Payment Period;

•

if the three-month U.S. dollar LIBOR with respect to an applicable Interest Payment Period cannot be determined as described above, the Company shall select four major banks in the London interbank market. The Company shall request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the second London Banking Day immediately preceding the first day of such Interest Payment Period. These quotations shall be for deposits in U.S. dollars for a three-month period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time;

•

if two or more quotations are provided, three-month U.S. dollar LIBOR for the Interest Payment Period shall be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Company shall select three major banks in New York City and shall then determine three-month U.S. dollar LIBOR for the Interest Payment Period as the arithmetic mean of rates quoted by those three major banks in New York City to leading European banks at approximately 3:00 p.m., New York City time, on the second London Banking Day immediately preceding the first day of such Interest Payment Period. The rates quoted shall be for loans in U.S. dollars, for a three-month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time; and

•

if fewer than three New York City banks selected by the Company are quoting rates, three-month U.S. dollar LIBOR for the applicable period shall be the same as for the immediately preceding Interest Payment Period.

Adjustments to the Index; Market Disruption Events

If at any time the Index Publisher makes a material change in the formula for or the method of calculating the Index or in any other way materially modifies the Index so that the Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of an index comparable to the Index as if those changes or modifications had not been made, and calculate the closing level with reference to the Index, as so adjusted.

“Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange or exchanges on which the futures contracts underlying the Index trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the futures contracts underlying the Index which then comprise the Index or any Successor Index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange or exchanges that trade options contracts or futures contracts related to the futures contracts underlying the Index as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Index, or any Successor Index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Index, or any Successor Index, shall not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the Index, or any Successor Index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts shall constitute a suspension of or material limitation on trading in futures or options contracts related to the Index;

(4)	a suspension of or material limitation on trading on the relevant exchange shall not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	for the purpose of clauses (A) and (B) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, shall be considered “material”.

Discontinuance of the Index

If the Index Publisher discontinues publication of the Index and the Index Publisher or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Index (a “Successor Index”), then, upon the Calculation Agent’s notification of that determination to the Trustee (as defined below) and the Company, the Calculation Agent shall substitute the Successor Index as calculated by the Index Publisher or any other entity for the Index. Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause notice to be given to Holders of this Note.

In the event that the Index Publisher discontinues publication of the Index and:

•	the Calculation Agent does not select a Successor Index; or

•	the Successor Index is not published on any Business Day,

the Calculation Agent shall compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a Successor Index is selected or the Calculation Agent calculates a level as a substitute for the Index as described below, the Successor Index or level shall be used as a substitute for the Index for all purposes.

If the Index Publisher discontinues publication of the Index and the Calculation Agent determines that no Successor Index is available at that time, then on each Business Day until the earlier to occur of:

•	the Stated Maturity or Early Redemption Date, as applicable; and

•	a determination by the Calculation Agent that a Successor Index is available,

the Calculation Agent shall determine the value that would be used in computing the interest payable on this Note as described in the preceding paragraph as if that day were a Business Day. The Calculation Agent shall cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

All determinations made by the Calculation Agent, absent a determination of manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of this Note.

General

All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

This Global Note is one of a duly authorized issue of the Company’s Medium-Term Notes, Series C and designated as Notes which are due on the Stated Maturity. The Notes are issued and to be issued under an indenture dated as of April 1, 1983, as amended and restated (the “Indenture”), between the Company and The Bank of New York (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee with respect to the Notes under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Global Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The Notes are issuable only in registered form without coupons in the Denominations specified above. As provided in the Indenture and subject to certain limitations therein set forth, this Global Note is exchangeable for certificates representing notes of like tenor and of an equal Principal Amount as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Global Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to this Global Note, this Global Note shall be exchangeable for certificates representing the Notes in definitive form of like tenor and of an equal Principal Amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Global Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

In case an Event of Default with respect to this Global Note shall have occurred and be continuing, the amount payable to a Holder of this Global Note upon any acceleration permitted by the Notes, with respect to each Unit of this Note, shall be equal to the Redemption Amount per Unit, calculated as though the date of acceleration were the Stated Maturity.

In case of default in payment of this Global Note, whether on the Stated Maturity or upon acceleration, from and after such date this Global Note shall bear interest, payable upon demand of the Holders thereof, at the Default Rate, to the extent that payment of interest shall be legally enforceable, on the unpaid amount due and payable on such date in accordance with the terms of this Global Note to the date payment of such amount has been made or duly provided for.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Global Note shall be conclusive and binding upon such Holder and upon all future Holders of this Global Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Global Note.

No reference herein to the Indenture and no provision of this Global Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay with respect to each Unit hereof the Redemption Amount hereof and interest on this Global Note, if any, at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the face hereof, the transfer of this Global Note may be registered on the Security Register of the Company, upon surrender of this Global Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new certificates representing the Notes of authorized denominations, of like tenor and for the same Principal Amount shall be issued to the designated transferee or transferees.

Prior to due presentment of this Global Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Global Note is registered as the owner hereof for all purposes, whether or not this Global Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company and each Holder and beneficial owner (by acceptance hereof) hereby agree to treat this Note for all tax purposes as a debt instrument that is subject to U.S. Treasury Regulation Section 1.1275-4(b) governing contingent payment debt instruments, and, where required, the Company shall file information returns with the Internal Revenue Service in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Notes.

The Indenture and this Global Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Global Note which are defined in the Indenture but not in this Global Note shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: March 13, 2008

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.

[Copy of Seal]

The Bank of New York, as Trustee	By:
Assistant Treasurer

By:	Attest:
Authorized Officer		Secretary

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer Identification No.)

(Please print or typewrite name and address including postal zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                       attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date:
NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.